                                 EXHIBIT 16.1



     July 22, 1999


     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, DC 20549


     Ladies and Gentlemen:

     We were previously principal accountants for Triton PCS, Inc. and, under the date of March 8, 1999, we reported on the consolidated financial statements of Triton PCS, Inc. and subsidiaries as of December 31, 1997 and 1998 and for the period from March 6, 1997 (inception) to December 31, 1997 and for year ended December 31, 1998. On July 16, 1999, our appointment as principal accountants was terminated. We have read Triton PCS, Inc.'s statements included under item 4 of its 8-K dated July 22, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Triton PCS Inc.'s statement that the change was approved by the audit committee, as representatives of the Board of Directors of the Registrant nor are we in a position to agree or disagree with Triton PCS, Inc.'s statement that PricewaterhouseCoopers LLP was not consulted regarding any of the matters or events set forth in item 304(a)(2)(i) and
     (ii) of regulation S-K during the two most recent fiscal years ended December 31, 1998.


     Very truly yours,



     /s/ KPMG LLP